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                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                              SCHEDULE 13G

               Under the Securities Exchange Act of 1934


                      Clark/Bardes Holdings, Inc.
-------------------------------------------------------------------------
                           (Name of Issuer)

                             Common Stock
-------------------------------------------------------------------------
                    (Title of Class of Securities)

                               180668105
-------------------------------------------------------------------------
                            (CUSIP Number)

                            August 19, 1998
-------------------------------------------------------------------------
         (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                          [X]   Rule 13d-1(b)
                          [ ]   Rule 13d-1(c)
                          [ ]   Rule 13d-1(d)

[FN]
<F*>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 180668105              13G                  Page 2 of 3 Pages

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1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     General American Life Insurance Company
     EIN 43-0285930
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) ___
     (b) ___


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3    SEC USE ONLY



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4    CITIZENSHIP OR PLACE OF ORGANIZATION


     Missouri
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               5    SOLE VOTING POWER

  NUMBER OF         555,600
   SHARES      -------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY
    EACH            555,600
  REPORTING    -------------------------------------------------------------
   PERSON      7    SOLE DISPOSITIVE POWER
    WITH

               -------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     555,600
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  / /


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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.9%
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12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS

     IC
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Item 1(a):     Name of Issuer:
----------     --------------

               Clark/Bardes Holdings, Inc.

Item 1(b):     Address of Issuer's Principal Executive Offices:
----------     -----------------------------------------------

               2121 San Jacinto Street
               Suite 2200
               Dallas, Texas 75201-7906

Item 2(a):     Name of Person Filing:
----------     ---------------------

               General American Life Insurance Company

Item 2(b):     Address of Principal Business Office:
----------     ------------------------------------

               700 Market Street
               St. Louis, Missouri 63101

Item 2(c):     Citizenship:
----------     -----------

               Missouri Life Insurance Company

Item 2(d):     Title of Class of Securities:
----------     ----------------------------

               Common Stock, $.01 par value

Item 2(e):     CUSIP Number:
----------     ------------

               180668105

Item 3:        If this statement is filed pursuant to Rule 13d-1(b) or
-------
13d-2(b) or (c) check whether the person filing is a:

               (a) /   /  Broker or dealer registered under Section 15 of
the Exchange Act.

               (b) /   /  Bank as defined in Section 3(a)(6) of the Exchange
Act.

               (c) / X / Insurance company as defined in Section 3(a)(19) of the Exchange Act.

               (d) /   /  Investment company registered under Section 8 of
the Investment Company Act.

               (e) /   /  An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E);

               (f) /   /  An employee benefit plan or endowment fund in
accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) /   /  A parent holding company or control person
in accordance with Rule 13d-1(b)(ii)(G);

               (h) /   /  A savings association as defined in Section 3(b)
of the Federal Deposit Insurance Act;

               (i) /   /  A church plan that is excluded from the definition
of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j) /   /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check
this box. /   /


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Item 4:        Ownership:
------         ---------

               (a)  Amount beneficially owned: 555,600
                                               -------

               (b)  Percent of class: 6.9%
                                      ----

               (c)  Number of shares as to which the person has:
                                                                 ----------

                      (i)   Sole power to vote or to direct the vote 555,600.
                                                                     -------

                      (ii)  Shared power to vote or to direct the vote      .
                                                                       -----

                      (iii) Sole power to dispose or to direct the
                            disposition of 555,600.
                                           -------

                      (iv)  Shared power to dispose or to direct the
                            disposition of        .
                                           -------


Item 5:        Ownership of Five Percent or Less of a Class:
------         --------------------------------------------

               Not Applicable


Item 6:        Ownership of More than Five Percent on Behalf of Another Person:
------         ---------------------------------------------------------------

               Not Applicable


Item 7:        Identification and Classification of the Subsidiary Which
------         ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company.
               -------

               Not Applicable


Item 8:        Identification and Classification of Members of the Group:
------         ---------------------------------------------------------

               Not Applicable


Item 9:        Notice of Dissolution of Group:
------         ------------------------------

               Not Applicable


Item 10:       Certification:
-------        -------------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                             SIGNATURE
                             ---------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.


Dated: February 8, 1999 (Note: This Schedule was filed in paper format on February 8, 1999 pursuant to the requirements of Rule 13d-1. The Schedule is being filed on EDGAR as a confirmation of the original paper filing.)



                           By:   /s/ Richard A. Liddy
                               -----------------------------------------
                                 Name: Richard A. Liddy
                                 Title: Chairman, President and CEO